UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 23, 2018
Date of Report (date of earliest event reported)
___________________________________
CLOUDERA, INC.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-38069 (Commission File Number)	26-2922329 (I.R.S. Employer Identification Number)
395 Page Mill Road Palo Alto, CA 94306
(Address of principal executive offices and zip code)
(650) 362-0488
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Senior Management Bonus Plan

To be effective on March 23, 2018, the Compensation Committee of the Board of Directors of Cloudera, Inc. (“Cloudera”) approved and adopted (i) terms for a Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Bonus Plan”) to provide annual compensation incentives to executive officers of Cloudera and (ii) performance metrics under the Bonus Plan applicable for Cloudera’s fiscal year 2019 (the “2019 Performance Metrics”). Each of Cloudera’s named executive officers is a participant in the Bonus Plan and subject to the 2019 Performance Metrics.

Pursuant to the 2019 Performance Metrics, the Bonus Plan provides each participant with the opportunity to earn an annual cash bonus that is paid based on the achievement of the performance level for each of bookings, revenue and operating cash flow for fiscal year 2019. Each of these performance metrics receives a different weight when the bonus attainment is calculated. All cash bonuses will be subject to threshold performance in each performance metric, and each of the performance metrics is measured independently of the other.

The amount of annual bonus earned depends on whether Cloudera achieves the performance level for the applicable performance metric in its annual operating plan. For fiscal year 2019, in determining the actual bonus amount earned, the bookings metric is weighted at 50%, the revenue metric is weighted at 20% and the operating cash flow metric is weighted at 30%. If performance for a particular metric is achieved at target under the operating plan, the bonus for that metric is paid out at target based on its percentage weight. Over performance relative to plan of 120%, 115% or 150% for bookings, revenue or operating cash flow, respectively, would result in increased bonus payment of up to 50% for that particular weighted metric.

The target annual bonus amount for each participating named executive officer is set forth in the table below. The annual cash bonus for each named executive officer will be equal to (1) the applicable target annual bonus amount multiplied by (2) the percentage achievement applicable to the weighted combination of those metrics identified above as achieved by Cloudera in fiscal 2019. The Board of Directors retains discretion to modify the actual bonus payment based on a number of factors, including individual performance.

Named Executive Officer	Target Annual Bonus Amount($)
Thomas J. Reilly, Chief Executive Officer	425,000
Jim Frankola, Chief Financial Officer	252,000
Michael A. Olson, Chief Strategy Officer	142,000

Severance and Change in Control Agreement with Priya Jain

In connection with her designation as Cloudera’s Principal Accounting Officer, Priya Jain entered into a Severance and Change in Control Agreement, substantially in the form of Cloudera’s standard form (the “CiC Agreement”), on March 23, 2018. The CiC Agreement provides for certain payments and benefits upon termination of Ms. Jain by Cloudera without cause (as defined in the CiC Agreement) or by Ms. Jain for good reason (as defined in the CiC Agreement).

If Ms. Jain’s termination occurs during the period commencing three months prior to and ending twelve months following a change in control, she will be entitled to receive, subject to her signing and not revoking a release of claims in favor of Cloudera:

(i) a lump sum payment equal to the sum of:

(a) 50% of her annual base salary,

(b) her annual target bonus (calculated as if all applicable bonus targets were achieved); and

(c) a prorated portion of her annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period);

(ii) six months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
(iii) accelerated vesting of 100% of all outstanding equity awards; and

(iv) a twelve month post-termination exercise window for all outstanding non-qualified stock options.

If Ms. Jain’s termination does not occur during the period commencing three months prior to and ending twelve months following a change in control, she will be entitled to receive, subject to her signing and not revoking a release of claims in favor of Cloudera:

(i) a lump sum payment equal to the sum of:

(a) 50% of her annual base salary, and

(b) a prorated portion of her annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period);

(ii) six months of COBRA premiums (or a taxable payment in an amount equal to such premiums); and

(iii) a twelve month post-termination exercise window for all outstanding non-qualified stock options.

Pursuant to the CiC Agreement, Ms. Jain has also agreed to refrain from competing with us while employed with Cloudera and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, her employment.

The summary of the CiC Agreement set forth above does not purport to be complete and is qualified in their entirety by reference to the full text of such document. Cloudera will file the CiC Agreement as an exhibit to its Annual Report on Form 10-K for the year ended January 31, 2018.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits.

Exhibit Number	Description
10.1	Cloudera Bonus Plan – Executive Officers and Leadership Team
10.2	Cloudera Bonus Plan – 2019 Performance Metrics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2018	CLOUDERA, INC

	By:	/s/ David Middler
	Name:	David Middler
	Title:	Chief Legal Officer